Exhibit 99.1

News

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 317.817.5345 (Investors) Daniel Murphy, SVP and Treasurer 317.817.2893



                      Conseco Announces Management Changes

Carmel, Ind., Dec. 20, 2006: Conseco, Inc. (NYSE:CNO) today announced that President and Chief Operating Officer James Hohmann will be leaving the firm to join Allstate as President of Allstate Financial.

Conseco Chairman R. Glenn Hilliard said, "Jim Hohmann brought a wide breadth of insurance industry experience to Conseco. He served exceptionally well as Conseco's interim chief executive officer earlier in the year, and I and the board of directors wish him success in his new position."

Conseco CEO James Prieur said, "Jim Hohmann made significant contributions to our ongoing program to improve Conseco's performance, and we extend our thanks for his service and wish him the best in his new role. Great people are always in great demand, and this move is an indication of the caliber of Conseco's bench strength."

Conseco's operations group, long-term care operations, product development, actuarial and information technology operations that were reporting to Hohmann now will be reporting to Prieur.

Additionally, the company announced the following management changes:

Scott Perry has been named President of Bankers Life and Casualty Company. Perry previously was Executive Vice President and Chief Operating Officer of Bankers Life.

Mark Alberts has been appointed Executive Vice President and Chief Actuary for Conseco. Mark previously was Senior Vice President, Actuary for Conseco Insurance Group.

As previously announced, Steven Stecher, Executive Vice President, will head the newly formed Operations Group, based in Carmel, Indiana. This group comprises policyholder services, premium processing, claims and other back office functions from Conseco's Bankers Life and Casualty business in Chicago and its Conseco Insurance Group business in Carmel.

John Wells, Senior Vice President, will head the newly combined Long-Term Care operations. Those operations include the Bankers Life Long-Term Care (LTC) and the LTC Closed Block operations.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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